Exhibit 99.1

CALIFORNIA BANCORP REPORTS NET INCOME OF

$13.8 MILLION FOR THE FIRST QUARTER

San Diego, Calif., April 28, 2026 – California BanCorp (“us,” “we,” “our,” or the “Company”) (NASDAQ: BCAL), the holding company for California Bank of Commerce, N.A. (the “Bank”) announces its consolidated financial results for the first quarter of 2026.

The Company reported net income of $13.8 million, or $0.42 per diluted share, for the first quarter of 2026, compared to $16.4 million, or $0.50 per diluted share for the fourth quarter of 2025, and $16.9 million, or $0.52 per diluted share for the first quarter of 2025.

“Our merger has delivered exactly what we expected—a stronger balance sheet, broader market reach, and a foundation for sustained growth,” said David Rainer, Chairman and CEO of the Company and Bank. “Today, we operate with a true statewide footprint across California’s most dynamic markets, creating new opportunities to deepen relationships and expand our franchise. We are investing in top-tier production talent as we continue to focus on organic growth. The energy across our organization is high, and we are confident in the trajectory ahead.”

First Quarter 2026 Highlights

●	Net income of $13.8 million or $0.42 diluted earnings per share for the first quarter.
●	Net interest margin of 4.47%, compared with 4.44% in the prior quarter.
●	Reversal of provision for credit losses of $381 thousand for the first quarter, compared with $4.4 million for the prior quarter.
●	Return on average assets of 1.36%, compared with 1.58% in the prior quarter.
●	Return on average common equity of 9.62%, compared with 11.43% in the prior quarter.
●	Return on average tangible common equity (non-GAAP1) of 12.37%, compared with 14.80% in the prior quarter.
●	Nonperforming assets to total assets ratio of 0.97% at March 31, 2026, compared with 0.40% at December 31, 2025.
●	Allowance for credit losses (“ACL”) was 1.21% of total loans held for investment at March 31, 2026, compared to 1.20% at December 31, 2025; allowance for loan losses (“ALL”) was 1.14% of total loans held for investment at March 31, 2026, compared to 1.13% at December 31, 2025.
●	Noninterest-bearing deposits represented 36.8% of total deposits, compared with 35.0% of total deposits at December 31, 2025.
●	Cost of deposits was 1.29%, compared to 1.43% in the prior quarter.
●	Cost of funds was 1.36%, compared with 1.50% in the prior quarter.
●	Repurchased 409,915 shares of common stock at an average price of $18.08 and a total cost of $7.4 million under the stock repurchase program in the first quarter.
●	Dividend of $0.10 per common share declared in March 2026 and paid in April 2026, totaling $3.3 million.
●	Tangible book value per common share (non-GAAP1) of $13.97 at March 31, 2026, up $0.18 from $13.79 at December 31, 2025.
●	The Company’s preliminary capital ratios at March 31, 2026 exceed the minimums required to be “well-capitalized,” the highest regulatory capital category.

1 Reconciliations of non–U.S. generally accepted accounting principles (“GAAP”) measures are set forth at the end of this press release.

First Quarter Operating Results

Net Income

Net income for the first quarter of 2026 was $13.8 million, or $0.42 per diluted share, compared with $16.4 million, or $0.50 per diluted share in the fourth quarter of 2025. Pre-tax, pre-provision income (non-GAAP1) for the first quarter was $18.7 million, an increase of $717 thousand from the prior quarter. The net income and diluted earnings per share decrease were largely driven by slightly lower net interest income, reversal of provision for credit losses and noninterest income, partially offset by lower noninterest expense.

Net Interest Income and Net Interest Margin

Net interest income for the first quarter of 2026 was $42.1 million, compared with $42.9 million in the prior quarter. The decrease in net interest income was primarily due to a $2.4 million decrease in total interest and dividend income, partially offset by a $1.6 million decrease in total interest expense in the first quarter of 2026, as compared with the prior quarter. The decrease in net interest income was also impacted by two fewer days in the current quarter than the prior quarter. During the first quarter of 2026, loan interest income decreased by $1.8 million, including a decrease of $575 thousand in accretion from the net purchase accounting discounts on acquired loans and a reversal of nonaccrual loans’ interest income of $479 thousand, coupled with a decrease of $1.4 million in interest income from deposits in other financial institutions, partially offset by an increase of $375 thousand in total debt securities income and an increase of $367 thousand in dividend income from restricted stock investments and other bank stock. The decrease in interest income was mainly due to an ten basis point decrease in the yield on interest-earning assets and a decrease in average deposits in other financial institutions of $88.9 million, partially offset by increases in average total loans of $32.3 million, average total debt securities of $35.3 million and average Fed funds sold/resale agreements of $8.0 million. The decrease in interest expense for the first quarter of 2026 was primarily due to a $1.6 million decrease in interest expense on total interest-bearing deposits, the result of a 23 basis point decrease in the cost of average total interest-bearing deposits, coupled with a $7.4 million decrease in average total interest-bearing deposits.

Net interest margin for the first quarter of 2026 was 4.47%, compared with 4.44% in the prior quarter. The increase was primarily related to the 14 basis point decrease in the cost of funds outpacing the ten basis point decrease in the total interest-earning assets yield. The yield on total average interest-earning assets in the first quarter of 2026 was 5.72%, compared with 5.82% in the prior quarter. The yield on average total loans in the first quarter of 2026 was 6.14%, a decrease of 17 basis points from 6.31% in the prior quarter. The yield on average total loans in the first quarter of 2026 included the impact of the reversal of nonaccrual loan interest noted above, which decreased the overall loan yield by six basis points. There was no significant reversal of interest income in the prior quarter. Accretion income from the net purchase accounting discounts on acquired loans was $3.2 million, increasing the yield on average total loans by 44 basis points; the net amortization expense from the purchase accounting discounts on acquired subordinated debt and acquired time deposits premium increased the interest expense by $388 thousand, the combination of which increased the net interest margin by 30 basis points in the first quarter of 2026. In the prior quarter, accretion income from the net purchase accounting discounts on acquired loans was $3.8 million, increasing the yield on average total loans by 51 basis points; the net amortization expense from the purchase accounting discounts on acquired subordinated debt and acquired time deposits premium increased the interest expense by $389 thousand, the combination of which increased the net interest margin by 36 basis points.

Cost of funds for the first quarter of 2026 was 1.36%, a decrease of 14 basis points from 1.50% in the prior quarter. The decrease was primarily driven by a 23 basis point decrease in the cost of average total interest-bearing deposits. The amortization expense of $388 thousand from the purchase accounting discounts on acquired subordinated debt and acquired time deposits premium contributed five basis points to the cost of funds. Average noninterest-bearing demand deposits decreased $27.4 million to $1.21 billion and represented 34.95% of total average deposits for the first quarter of 2026, compared with $1.23 billion and 35.39%, respectively, in the prior quarter; average interest-bearing deposits decreased $7.4 million to $2.24 billion during the first quarter of 2026. The total cost of deposits in the first quarter of 2026 was 1.29%, compared with 1.43% in the prior quarter. The cost of total interest-bearing deposits decreased 23 basis points, driven primarily by the Company’s ongoing deposit pricing and mix strategy in the first quarter of 2026.

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Average total borrowings increased $674 thousand to $34.4 million in the first quarter of 2026, primarily due to a $304 thousand increase in average Federal Home Loan Bank (“FHLB”) advances from an overnight advance and $370 thousand increase in average subordinated debt due to accretion of discounts. The average cost of total borrowings was 8.25% for the first quarter of 2026, up from 8.19% in the prior quarter.

Reversal of Provision for Credit Losses

The Company recorded a reversal of provision for credit losses of $381 thousand for the first quarter of 2026, compared with a reversal of provision for credit losses of $4.4 million in the prior quarter. The reversal of provision for credit losses in the first quarter of 2026 was related to the ALL. There was no reversal of provision for credit losses for unfunded loan commitments during the first quarter of 2026. Total unfunded loan commitments increased by $38.7 million to $925.1 million at March 31, 2026, compared to $886.4 million in unfunded loan commitments at December 31, 2025.

The provision for credit losses for loans held for investment in the first quarter of 2026 was a reversal of $381 thousand, a decrease of $3.8 million from a reversal of provision for credit losses of $4.2 million in the prior quarter. The decrease was driven primarily by the changes in the reasonable and supportable forecast, primarily related to the economic outlook for California, coupled with a decrease in loan balances, changes in the portfolio mix, and changes in the qualitative factors, partially offset by an increase in the criticized loan loss rates, which are updated annually in the model, despite a decline in criticized loan balances. The Company’s management continues to monitor macroeconomic variables including changes in interest rates, uncertainty in the current economic environment, and elevated geopolitical risks related to ongoing conflicts in the Middle East. Management believes it has appropriately provisioned for the current environment.

Noninterest Income

Total noninterest income was $2.1 million in the first quarter of 2026, a decrease of $858 thousand compared with $3.0 million in the fourth quarter of 2025. Other charges and fees decreased $820 thousand in the first quarter due primarily to lower income from equity investments of $181 thousand in the first quarter compared to $948 thousand in the prior quarter.

Noninterest Expense

Total noninterest expense for the first quarter of 2026 was $25.5 million, a decrease of $2.4 million from total noninterest expense of $27.9 million in the prior quarter. Salaries and employee benefits increased $136 thousand during the first quarter of 2026 to $16.6 million primarily as a result of increases in payroll taxes typically occurring in the first quarter each year, partially offset by a decrease in severance costs compared to the prior quarter. There were no similar severance costs in the current quarter. Additionally, the decrease in litigation settlements of $2.0 million in the first quarter was primarily due to the recording of non-recurring litigation settlements of $2.0 million in the prior quarter.

Efficiency ratio (non-GAAP1) for the first quarter of 2026 was 57.69%, compared with 60.80% in the prior quarter.

Income Tax

In the first quarter of 2026, the Company’s income tax expense was $5.3 million, compared with $6.0 million for the fourth quarter of 2025. The effective rate was 27.8% for the first quarter of 2026 and 26.7% for the fourth quarter of 2025. The increase in the effective tax rate for the first quarter of 2026 was primarily attributable to a lower benefit from low-income housing tax credit investments as well as lower pre-tax income paired with minimal change in other permanently non-deductible expenses.

Balance Sheet

Assets

Total assets at March 31, 2026 were $4.05 billion, an increase of $15.3 million or 0.4% from December 31, 2025. The increase in total assets from the prior quarter was primarily related to an increase in cash and cash equivalents of $11.2 million, and an increase in available-for-sale debt securities of $63.7 million, partially offset by a $62.1 million decrease in loans, including loans held for sale, as compared to the prior quarter.

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Loans

Total loans held for investment (“LHFI”) were $2.97 billion at March 31, 2026, a decrease of $61.1 million, compared with December 31, 2025. During the first quarter of 2026, there were new originations of $98.4 million, partially offset by net paydowns of $42.3 million, loan payoffs of $108.6 million, and a loan transferred to other real estate owned (“OREO”) of $8.6 million. Total loans secured by real estate decreased by $34.7 million, of which multifamily loans decreased $51.1 million and 1-4 family residential loans decreased by $13.3 million; commercial and industrial loans decreased by $26.2 million; and other consumer loans decreased by $178 thousand. These decreases were partially offset by an increase in other commercial real estate loans of $28.2 million and construction and land development loans of $1.5 million.

The Company had $24.1 million in loans held for sale at March 31, 2026, consisting of $7.6 million SBA 7(a) loans and $16.5 million consumer solar loans, compared with $25.1 million at December 31, 2025, consisting of $7.8 million of SBA 7(a) loans and $17.3 million consumer solar loans. Loan delinquencies for loans held for sale totaled $719 thousand, including $281 thousand of SBA 7(a) loan and $298 thousand of consumer solar loans that were 30–89 days past due, and $140 thousand of consumer solar loans that were more than 90 days past due and still accruing interest. The Company recorded a $266 thousand valuation allowance related to its consumer solar loans in the first quarter of 2026.

Deposits

Total deposits at March 31, 2026 were $3.39 billion, an increase of $22.9 million from December 31, 2025. The increase was primarily due to an increase in noninterest-bearing demand deposits of $69.1 million, partially offset by decreases in interest-bearing non-maturity deposits of $23.9 million, non-brokered time deposits of $18.6 million, and brokered time deposits of $3.8 million. Noninterest-bearing demand deposits at March 31, 2026, were $1.25 billion, or 36.8% of total deposits, compared with $1.18 billion, or 35.0% of total deposits at December 31, 2025. At March 31, 2026, total interest-bearing deposits were $2.15 billion, compared with $2.19 billion at December 31, 2025. At March 31, 2026, the Company did not have any brokered time deposits. The Company offers the Insured Cash Sweep product and Certificate of Deposit Account Registry Service, each of which provides reciprocal deposit placement services to fully qualified large customer deposits for FDIC insurance among other participating banks. Total reciprocal deposits were $723.7 million, or 21.3% of total deposits at March 31, 2026, compared with $743.6 million, or 22.1% of total deposits at December 31, 2025.

Federal Home Loan Bank (“FHLB”) and Liquidity

At March 31, 2026 and December 31, 2025, the Company had no FHLB or Federal Reserve Discount Window borrowings.

At March 31, 2026, the Company had available borrowing capacity from an FHLB secured line of credit of approximately $756.7 million and available borrowing capacity from the Federal Reserve Discount Window of approximately $318.8 million. The Company also had available borrowing capacity from four unsecured credit lines from correspondent banks of approximately $90.5 million at March 31, 2026, with no outstanding borrowings. Total available borrowing capacity was $1.17 billion at March 31, 2026. Additionally, the Company had unpledged liquid securities at fair value of approximately $197.8 million and cash and cash equivalents of $411.1 million at March 31, 2026.

Asset Quality

Total non-performing assets were $39.2 million, or 0.97% of total assets at March 31, 2026, compared with $16.1 million, or 0.40% of total assets at December 31, 2025. Total non-performing loans were $30.6 million, or 1.03% of total loans held for investment at March 31, 2026, compared with $16.1 million, or 0.53% of total loans held for investment at December 31, 2025.

Total nonperforming loans increased in the first quarter of 2026 primarily due to the addition of two borrower relationships that transitioned from substandard accrual to nonaccrual. The first of these relationships consists of two commercial real estate loans with a combined net carrying value of $17.8 million at March 31, 2026. These loans are secured by a 123-acre property operated as an event venue in the Los Angeles area and were originated in 2022, with a combined 50% loan to value at origination. These two loans are classified as individually evaluated, collateral-dependent loans and no allowance was recorded at March 31, 2026. The Company is aware the borrower is working with a cash buyer to sell the event venue, in which case the loans will be paid off with the sale proceeds. Regardless of the potential sale outcome, the full repayment of these loans is anticipated, and the Company is aggressively pursuing the resolution of this matter.

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The other relationship, which was reclassified as substandard nonaccrual, is a commercial real estate loan with a net carrying value at March 31, 2026, of $5.8 million. The collateral for this loan is located in Dana Point Calif.; the loan was originated in 2022 with an original loan to value of 56%. This loan is classified as an individually evaluated, collateral-dependent loan and no allowance was recorded at March 31, 2026, as a full repayment is anticipated.

The Company foreclosed on a property securing a construction loan for a single-family residence and transferred it to OREO, net, with an estimated “As-Is” land fair value of $9.6 million per the February 5, 2026 appraisal. No additional charge-off was required at the time of transfer based on the current “As-Is” collateral value, after accounting for estimated selling cost.

Special mention loans decreased by $18.7 million during the first quarter of 2026 to $53.7 million at March 31, 2026. The decrease in the special mention loans was due mostly to $21.0 million of loans downgraded to substandard, including $17.8 million related to the aforementioned two commercial real estate loans downgraded to substandard nonaccrual, coupled with $7.9 million in payoffs, $963 thousand in upgrades to pass rating and $861 thousand in net paydowns, partially offset by $12.0 million of loans downgraded from a pass rating.

Substandard loans increased by $11.7 million during the first quarter of 2026 to $72.4 million at March 31, 2026. The increase in the substandard loans was due primarily to $21.0 million in downgrades from special mention to substandard, and $5.8 million related to the aforementioned commercial real estate loan downgraded to substandard nonaccrual, partially offset by an $8.6 million construction loan transferred to OREO, $4.2 million in loans upgraded to a pass rating, and $2.3 million in net paydowns.

The Company had no LHFI that were over 90 days past due and still accruing interest at March 31, 2026 and December 31, 2025, respectively.

Loan delinquencies (30-89 days past due, excluding nonaccrual loans) totaled $12.8 million at March 31, 2026, compared with $14.7 million in such loan delinquencies at December 31, 2025. The decrease was primarily due to an $8.0 million multifamily loan that was repaid in full, a $5.8 million commercial real estate loan downgraded to substandard nonaccrual described above, partially offset by $8.7 million of commercial real estate loans, $2.7 million of 1-4 family residential loans with the same guarantor in common related to the OREO construction property discussed above, and $788 thousand of commercial and industrial loans that became delinquent during the first quarter of 2026.

The allowance for credit losses, which is comprised of the ALL and reserve for unfunded loan commitments, totaled $36.1 million at March 31, 2026, compared with $36.5 million at December 31, 2025. The $346 thousand decrease in the allowance for credit losses included a $381 thousand reversal of provision for credit losses for the loan portfolio, and gross recoveries of $35 thousand for the quarter ended March 31, 2026. There were no charge-offs of loans during the first quarter of 2026.

The ALL was $34.0 million, or 1.14% of total loans held for investment at March 31, 2026, compared with $34.3 million, or 1.13% at December 31, 2025.

Capital

Tangible book value per common share (non-GAAP1) at March 31, 2026 was $13.97, compared with $13.79 at December 31, 2025. In the first quarter of 2026, tangible book value was primarily impacted by net income of $13.8 million for the first quarter, and stock-based compensation activity, partially offset by an increase in net of tax unrealized losses on available-for-sale debt securities, and the Company’s stock repurchase program activity and cash dividends, which reduced the tangible book value per common share by $0.23 and $0.10, respectively. Other comprehensive losses related to net of tax unrealized losses on available-for-sale debt securities increased by $2.1 million to $3.8 million at March 31, 2026, from $1.6 million at December 31, 2025. The increase in the net of tax unrealized losses on available-for-sale debt securities was attributable to non-credit related factors, including a decrease in bond prices at the long end of the yield curve and the general interest rate environment, and growth in the available-for-sale debt securities. Tangible common equity (non-GAAP1) as a percentage of total tangible assets (non-GAAP1) at March 31, 2026, increased to 11.46% from 11.45% in the prior quarter, and net of tax unrealized losses on available-for-sale debt securities as a percentage of tangible common equity (non-GAAP1) at March 31, 2026 increased to 0.8% from 0.4% in the prior quarter.

The Company’s preliminary capital ratios exceed the minimums required to be “well-capitalized” at March 31, 2026.

Stock Repurchase Program

During the first quarter of 2026, the Company repurchased 409,915 shares of its common stock at an average price of $18.08 and a total cost of $7.4 million under the stock repurchase program. The remaining maximum number of shares authorized to be repurchased under this program was 978,157 shares at March 31, 2026.

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ABOUT CALIFORNIA BANCORP

California BanCorp (NASDAQ: BCAL) is a registered bank holding company headquartered in San Diego, California. California Bank of Commerce, N.A., a national banking association chartered under the laws of the United States (the “Bank”) and regulated by the Office of the Comptroller of the Currency, is a wholly owned subsidiary of California BanCorp. Established in 2001 and headquartered in San Diego, California, the Bank offers a range of financial products and services to individuals, professionals, and small to medium-sized businesses through its 14 branch offices including 11 commercial banking offices serving California. The Bank’s solutions-driven, relationship-based approach to banking provides accessibility to decision makers and enhances value through strong partnerships with its clients. Additional information is available at www.californiabankofcommerce.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and other matters that are not historical facts. Examples of forward-looking statements include, among others, statements regarding expectations, plans or objectives for future operations, products or services, loan recoveries, projections, and expectations regarding the adequacy of reserves for credit losses, as well as forecasts relating to financial and operating results or other measures of economic performance. Forward-looking statements reflect management’s current view about future events and involve risks and uncertainties that may cause actual results to differ from those expressed in the forward-looking statement or historical results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words or phrases such as “aim,” “can,” “may,” “could,” “predict,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “hope,” “intend,” “plan,” “potential,” “project,” “will likely result,” “continue,” “seek,” “shall,” “possible,” “projection,” “optimistic,” and “outlook,” and variations of these words and similar expressions.

Factors that could cause or contribute to results differing from those in or implied in the forward-looking statements include but are not limited to the impact of bank failures or other adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks; changes in real estate markets and valuations; the impact on financial markets from geopolitical conflicts; inflation, interest rate, market and monetary fluctuations and general economic conditions, either nationally or locally in the areas in which the Company conducts business; increases in competitive pressures among financial institutions and businesses offering similar products and services; general credit risks related to lending, including changes in the value of real estate or other collateral, the financial condition of borrowers, the effectiveness of our underwriting practices and the risk of fraud; higher than anticipated defaults in the Company’s loan portfolio; changes in management’s estimate of the adequacy of the allowance for credit losses or the factors the Company uses to determine the allowance for credit losses; changes in demand for loans and other products and services offered by the Company; the possibility that the Company may reduce or discontinue the payment of dividends on its common stock; the possibility that the Company may discontinue, reduce or otherwise limit the level of repurchases of its common stock that it may make from time to time pursuant to its stock repurchase program; the costs and outcomes of litigation; legislative or regulatory changes or changes in accounting principles, policies or guidelines; and other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (“SEC”) and other documents the Company may file with the SEC from time to time.

Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and other documents the Company files with the SEC from time to time.

Any forward-looking statement made in this release is based only on information currently available to management and speaks only as of the date on which it is made. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements or to conform such forward-looking statements to actual results or to changes in its opinions or expectations, except as required by law.

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California BanCorp and Subsidiary

Financial Highlights (Unaudited)

	At or for the Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
	($ in thousands except share and per share data)
EARNINGS
Net interest income	$42,084	$42,905	$42,255
Reversal of credit losses	$(381)	$(4,398)	$(3,776)
Noninterest income	$2,137	$2,995	$2,566
Noninterest expense	$25,512	$27,908	$24,920
Income tax expense	$5,299	$5,968	$6,824
Net income	$13,791	$16,422	$16,853
Pre-tax pre-provision income (1)	$18,709	$17,992	$19,901
Diluted earnings per share	$0.42	$0.50	$0.52
Shares outstanding at period end	32,152,298	32,418,182	32,402,140

PERFORMANCE RATIOS
Return on average assets	1.36%	1.58%	1.71%
Return on average common equity	9.62%	11.43%	13.18%
Yield on total loans	6.14%	6.31%	6.61%
Yield on interest earning assets	5.72%	5.82%	6.26%
Cost of deposits	1.29%	1.43%	1.59%
Cost of funds	1.36%	1.50%	1.72%
Net interest margin	4.47%	4.44%	4.65%
Efficiency ratio (1)	57.69%	60.80%	55.60%

	As of
	March 31, 2026	December 31, 2025
	($ in thousands except share and per share data)
CAPITAL

Tangible equity to tangible assets (1)	11.46%	11.45%
Book value (BV) per common share	$17.97	$17.79
Tangible BV per common share (1)	$13.97	$13.79

ASSET QUALITY
Allowance for loan losses (ALL)	$34,002	$34,348
Reserve for unfunded loan commitments	$2,105	$2,105
Allowance for credit losses (ACL)	$36,107	$36,453
Allowance for loan losses to nonperforming loans	111.0%	213.5%
ALL to total loans held for investment	1.14%	1.13%
ACL to total loans held for investment	1.21%	1.20%
30-89 days past due, excluding nonaccrual loans	$12,793	$14,725
Over 90 days past due, excluding nonaccrual loans	$—	$—
Special mention loans	$53,680	$72,407
Special mention loans to total loans held for investment	1.81%	2.39%
Substandard loans	$72,392	$60,681
Substandard loans to total loans held for investment	2.44%	2.00%
Nonperforming loans	$30,625	$16,086
Nonperforming loans to total loans held for investment	1.03%	0.53%
Other real estate owned, net	$8,613	$—
Nonperforming assets	$39,238	$16,086
Nonperforming assets to total assets	0.97%	0.40%

END OF PERIOD BALANCES
Total loans, including loans held for sale	$2,996,929	$3,058,992
Total assets	$4,048,734	$4,033,386
Deposits	$3,393,485	$3,370,581
Loans to deposits	88.3%	90.8%
Shareholders’ equity	$577,835	$576,586

(1)	Non-GAAP measure. See – GAAP to Non-GAAP reconciliation.

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	At or for the Three Months Ended
ALLOWANCE for CREDIT LOSSES	March 31, 2026	December 31, 2025	March 31, 2025
	($ in thousands)
Allowance for loan losses
Balance at beginning of period	$34,348	$41,292	$50,540
Reversal of credit losses	(381)	(4,225)	(3,158)
Charge-offs	—	(2,761)	(3,159)
Recoveries	35	42	1,616
Net recoveries (charge-offs)	35	(2,719)	(1,543)
Balance, end of period	$34,002	$34,348	$45,839
Reserve for unfunded loan commitments (1)
Balance, beginning of period	$2,105	$2,278	$3,103
Reversal of provision for credit losses	—	(173)	(618)
Balance, end of period	2,105	2,105	2,485
Allowance for credit losses	$36,107	$36,453	$48,324

ALL to total loans held for investment	1.14%	1.13%	1.49%
ACL to total loans held for investment	1.21%	1.20%	1.57%
Net recoveries (charge-offs) to average total loans	0.00%	(0.36)%	(0.20)%

(1) Included in “Accrued interest and other liabilities” on the consolidated balance sheets.

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California BanCorp and Subsidiary

Balance Sheets (Unaudited)

	March 31, 2026	December 31, 2025
	($ in thousands)
ASSETS
Cash and due from banks	$56,390	$52,013
Federal funds sold & other interest-bearing balances	354,750	347,900
Total cash and cash equivalents	411,140	399,913
Debt securities available-for-sale, at fair value (amortized cost of $303,968 and $237,191 at March 31, 2026 and December 31, 2025)	298,617	234,890
Debt securities held-to-maturity, at cost (fair value of $48,467 and $49,308 at March 31, 2026 and December 31, 2025)	52,849	52,936
Loans held for sale	24,096	25,105
Loans held for investment:
Construction & land development	140,345	138,894
1-4 family residential	129,121	142,399
Multifamily	273,007	324,075
Other commercial real estate	1,848,663	1,820,445
Commercial & industrial	579,660	605,859
Other consumer	2,037	2,215
Total loans held for investment	2,972,833	3,033,887
Allowance for credit losses - loans	(34,002)	(34,348)
Total loans held for investment, net	2,938,831	2,999,539
Restricted stock at cost	30,940	30,932
Premises and equipment	11,978	12,116
Right of use asset	15,463	15,094
Other real estate owned, net	8,613	—
Goodwill	110,934	110,934
Intangible assets	17,680	18,480
Bank owned life insurance	67,407	67,367
Deferred taxes, net	26,184	29,041
Accrued interest and other assets	34,002	37,039
Total assets	$4,048,734	$4,033,386

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$1,247,363	$1,178,256
Interest-bearing NOW accounts	833,601	840,593
Money market and savings accounts	1,206,598	1,223,486
Time deposits	105,923	128,246
Total deposits	3,393,485	3,370,581
Borrowings	34,221	33,832
Operating lease liability	19,184	18,936
Accrued interest and other liabilities	24,009	33,451
Total liabilities	3,470,899	3,456,800
Shareholders’ Equity:
Common stock - 50,000,000 shares authorized, no par value; issued and outstanding 32,152,298 and 32,418,182 at March 31, 2026 and December 31, 2025	435,249	442,394
Retained earnings	146,355	135,813
Accumulated other comprehensive loss - net of taxes	(3,769)	(1,621)
Total shareholders’ equity	577,835	576,586
Total liabilities and shareholders’ equity	$4,048,734	$4,033,386

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California BanCorp and Subsidiary

Income Statements - Quarterly and Year-to-Date (Unaudited)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
	($ in thousands except share and per share data)
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$45,628	$47,426	$50,686
Interest on debt securities	2,778	2,403	1,524
Interest on tax-exempted debt securities	298	298	305
Interest and dividends from other institutions	5,081	6,054	4,310
Total interest and dividend income	53,785	56,181	56,825
INTEREST EXPENSE
Interest on NOW, savings, and money market accounts	10,059	11,376	11,116
Interest on time deposits	943	1,204	2,063
Interest on borrowings	699	696	1,391
Total interest expense	11,701	13,276	14,570
Net interest income	42,084	42,905	42,255
Reversal of credit losses (1)	(381)	(4,398)	(3,776)
Net interest income after reversal of credit losses	42,465	47,303	46,031
NONINTEREST INCOME
Service charges and fees on deposit accounts	1,100	1,107	1,186
Gain on sale of loans	—	—	577
Bank owned life insurance income	518	487	463
Servicing and related income on loans	78	140	142
Other charges and fees	441	1,261	198
Total noninterest income	2,137	2,995	2,566
NONINTEREST EXPENSE
Salaries and employee benefits	16,550	16,414	15,864
Occupancy and equipment expenses	1,989	2,295	2,152
Data processing	1,965	1,929	1,935
Legal, audit and professional	709	972	859
Regulatory assessments	527	507	722
Director and shareholder expenses	337	311	404
Intangible assets amortization	800	947	948
Litigation settlements, net	75	2,035	—
Other real estate owned income, net	104	4	68
Other expense	2,456	2,494	1,968
Total noninterest expense	25,512	27,908	24,920
Income before income taxes	19,090	22,390	23,677
Income tax expense	5,299	5,968	6,824
Net income	$13,791	$16,422	$16,853
Net income per share - basic	$0.43	$0.51	$0.52
Net income per share - diluted	$0.42	$0.50	$0.52
Weighted average common shares-diluted	32,675,943	32,787,551	32,698,227

(1) Included provision for (reversal of) credit losses on unfunded loan commitments of zero, $(173) thousand and $(618) thousand for the three months ended March 31, 2026, December 31, 2025, and March 31, 2025, respectively

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California BanCorp and Subsidiary

Average Balance Sheets and Yield Analysis (Unaudited)

	Three Months Ended
	March 31, 2026			December 31, 2025			March 31, 2025
	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
	($ in thousands)
Assets
Interest-earning assets:
Total loans	$3,013,389	$45,628	6.14%	$2,981,137	$47,426	6.31%	$3,109,722	$50,686	6.61%
Taxable debt securities	257,350	2,778	4.38%	221,991	2,403	4.29%	139,481	1,524	4.43%
Tax-exempt debt securities (1)	52,350	298	2.92%	52,437	298	2.85%	53,522	305	2.93%
Deposits in other financial institutions	426,830	3,843	3.65%	515,730	5,215	4.01%	316,582	3,468	4.44%
Fed funds sold/resale agreements	34,836	300	3.49%	26,854	268	3.96%	30,413	335	4.47%
Restricted stock investments and other bank stock	31,756	938	11.98%	31,738	571	7.14%	31,657	507	6.50%
Total interest-earning assets	3,816,511	53,785	5.72%	3,829,887	56,181	5.82%	3,681,377	56,825	6.26%
Total noninterest-earning assets	297,987			305,526			318,132
Total Assets	$4,114,498			$4,135,413			$3,999,509
Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing NOW accounts	$919,891	$3,362	1.48%	$880,592	$3,896	1.76%	$735,209	$3,366	1.86%
Money market and savings accounts	1,208,718	6,697	2.25%	1,232,778	7,480	2.41%	1,161,960	7,750	2.70%
Time deposits	115,179	943	3.32%	137,794	1,204	3.47%	207,519	2,063	4.03%
Total interest-bearing deposits	2,243,788	11,002	1.99%	2,251,164	12,580	2.22%	2,104,688	13,179	2.54%
Borrowings:
FHLB advances	333	3	3.98%	29	—	—%	—	—	—%
Subordinated debt	34,037	696	8.29%	33,667	696	8.20%	70,027	1,391	8.06%
Total borrowings	34,370	699	8.25%	33,696	696	8.19%	70,027	1,391	8.06%
Total interest-bearing liabilities	2,278,158	11,701	2.08%	2,284,860	13,276	2.31%	2,174,715	14,570	2.72%
Noninterest-bearing liabilities:
Noninterest-bearing deposits (2)	1,205,464			1,232,833			1,255,883
Other liabilities	49,692			47,582			50,368
Shareholders’ equity	581,184			570,138			518,543
Total Liabilities and Shareholders’ Equity	$4,114,498			$4,135,413			$3,999,509
Net interest spread			3.64%			3.51%			3.54%
Net interest income and margin		$42,084	4.47%		$42,905	4.44%		$42,255	4.65%
Cost of deposits	$3,449,252	$11,002	1.29%	$3,483,997	$12,580	1.43%	$3,360,571	$13,179	1.59%
Cost of funds	$3,483,622	$11,701	1.36%	$3,517,693	$13,276	1.50%	$3,430,598	$14,570	1.72%

(1) Tax-exempt debt securities yields are presented on a tax equivalent basis using a 21% tax rate.

(2) Average noninterest-bearing deposits represent 34.95%, 35.39% and 37.37% of average total deposits for the three months ended March 31, 2026, December 31, 2025 and March 31, 2025, respectively.

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California BanCorp and Subsidiary

GAAP to Non-GAAP Reconciliation (Unaudited)

The following tables present a reconciliation of non-GAAP financial measures to GAAP measures for: (1) efficiency ratio, (2) pre-tax pre-provision income, (3) average tangible common equity, (4) return on average assets, (5) return on average equity, (6) return on tangible common equity, (7) tangible common equity, (8) tangible assets, (9) tangible common equity to tangible asset ratio, and (10) tangible book value per common share. We believe the presentation of certain non-GAAP financial measures provides useful information to assess our consolidated financial condition and consolidated results of operations and to assist investors in evaluating our financial results relative to our peers. These non-GAAP financial measures complement our GAAP reporting and are presented below to provide investors and others with information that we use to manage the business each period. Because not all companies use identical calculations, the presentation of these non-GAAP financial measures may not be comparable to other similarly titled measures used by other companies. These non-GAAP measures should be taken together with the corresponding GAAP measures and should not be considered a substitute of the GAAP measures.

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
	($ in thousands)
Efficiency Ratio
Noninterest expense	$25,512	$27,908	$24,920
Net interest income	42,084	42,905	42,255
Noninterest income	2,137	2,995	2,566
Total net interest income and noninterest income	$44,221	$45,900	$44,821
Efficiency ratio (non-GAAP)	57.69%	60.80%	55.60%

Pre-tax pre-provision income
Net interest income	$42,084	$42,905	$42,255
Noninterest income	2,137	2,995	2,566
Total net interest income and noninterest income	44,221	45,900	44,821
Less: Noninterest expense	25,512	27,908	24,920
Pre-tax pre-provision income (non-GAAP)	$18,709	$17,992	$19,901

Return on Average Assets, Equity, and Tangible Equity
Net income	$13,791	$16,422	$16,853

Average assets	$4,114,498	$4,135,413	$3,999,509
Average shareholders’ equity	581,184	570,138	518,543
Less: Average intangible assets	128,992	129,870	133,567
Average tangible common equity (non-GAAP)	$452,192	$440,268	$384,976

Return on average assets	1.36%	1.58%	1.71%
Return on average equity	9.62%	11.43%	13.18%
Return on average tangible common equity (non-GAAP)	12.37%	14.80%	17.75%

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	March 31, 2026	December 31, 2025
	($ in thousands except share and per share data)
Tangible Common Equity Ratio/Tangible Book Value Per Share
Shareholders’ equity	$577,835	$576,586
Less: Intangible assets	128,614	129,414
Tangible common equity (non-GAAP)	$449,221	$447,172

Total assets	$4,048,734	$4,033,386
Less: Intangible assets	128,614	129,414
Tangible assets (non-GAAP)	$3,920,120	$3,903,972

Equity to asset ratio	14.27%	14.30%
Tangible common equity to tangible asset ratio (non-GAAP)	11.46%	11.45%
Book value per share	$17.97	$17.79
Tangible book value per share (non-GAAP)	$13.97	$13.79
Shares outstanding	32,152,298	32,418,182

INVESTOR RELATIONS CONTACT

Kevin Mc Cabe

California Bank of Commerce, N.A. kmccabe@bankcbc.com 818.637.7065

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